Exhibit 10.50

CHANGE IN CONTROL AGREEMENT

Parties:	Kips Bay Medical, Inc.
	3405 Annapolis Lane	(“Company”)
Minneapolis, MN 55447

Mr. Randy LaBounty
	3801 Heather Crest	(“Executive”)
Burnsville, MN 55337

Effective Date:                  May 2, 2011

RECITALS:

1.                                            Executive has been employed by the Company since May 2, 2011 and currently serves as the Vice President of Regulatory & Clinical Affairs of the Company, and the Executive has extensive knowledge and experience relating to the Company’s business.

2.                                            The parties recognize that it is in the best interests of the Company and its shareholders to provide certain benefits payable in certain circumstances upon a “Change in Control” to encourage Executive to continue in his position, although no such Change in Control is now contemplated or foreseen.

3.                                            The parties further acknowledge and agree that this Agreement supersedes any and all prior agreements relating to benefits payable upon a Change in Control.

AGREEMENTS:

1.                                 Term of Agreement. Except as otherwise provided herein, this Agreement shall commence on the date executed by the parties and continue in effect for three years, and will automatically be extended for successive one-year periods thereafter unless either the Company or the Executive provides written notice to the other party no later than two months prior to the expiration of this Agreement of the intent not to extend. Notwithstanding the foregoing, the Company shall have the right to terminate the Executive’s employment immediately for Cause by providing written notice of such termination to the Executive, provided that the Executive has been provided a cure period as provided in this Agreement. As of the effective date of such termination for Cause, the Company shall be relieved of all obligations and liabilities to the Executive under this Agreement other than any payment for annual base salary and any annual incentive bonus payments earned, any accrued Executive benefits and any expenses or allowances accrued, all through the effective of termination of the Executive’s employment with the Company hereunder. If, however, a Change in Control has occurred during the original or any extended term of this Agreement, this Agreement will continue in effect for a period of the later of:

(a)                                            24 months from the date of occurrence of a Change in Control;

(b)                                           if an event triggering the Company’s severance payment obligations to the Executive under Section 4 has occurred, until the benefits payable to the Executive hereunder have been paid in full; or

(c)                                            This Agreement neither imposes nor confers any further rights or obligations on the Company or the Executive on the day after the end of the term of this Agreement. Expiration of the term of this Agreement of itself and without subsequent action by the Company or the Executive will not end the employment relationship between the Company and the Executive.

2.                                       Certain Defined Terms.

“Cause” For purposes of this Agreement, “Cause” shall means:

(a)                                  the Executive’s material failure to perform the Executive’s duties as specified herein, provided that such Cause is not cured by the Executive, or is not capable of being cured by the Executive, within 30 days after the Company delivers written notice of such Cause to the Executive identifying the material failure with specificity;

(b)                                 conduct by the Executive which is (or will be continued) directly and materially injurious to the Company monetarily or otherwise;

(c)                                  fraud, misappropriation, or embezzlement by the Executive;

(d)                                 the Executive’s conviction of a felony crime, gross misdemeanor, or a crime of moral turpitude; or

(e)                                  the Executive’s material breach of this Agreement or the Company’s policies, where such breach is not cured by the Executive, or is not capable of being cured by the Executive, within 30 days after the Company delivers written notice of such breach to the Executive identifying the material breach with specificity.

No act, or failure to act, on the Executive’s part will be deemed “willful” unless committed, or omitted by the Executive in bad faith and without reasonable belief that the Executive’s act or failure to act was in the best interest of the Company.

“Change in Control.” For purposes of this Agreement, “Change in Control” shall mean any one or more of the following events occurring after the date of this Agreement:

(a)                                    any “person” as such term is used in Section 13(d) and 4(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), together with all Affiliates and Associates (as defined below) (collectively, the “Acquiring Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities, but will not include

i.                                               the Company,

ii.                                            any subsidiary of the Company or

iii.                                         any Executive benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of common stock of the Company organized, appointed or established for, or pursuant to the terms of, any such plan;

(b)                                   during any period of two consecutive years (not including any period ending prior to the date of this Agreement), the continuing directors cease to constitute a majority of the Company’s Board of Directors;

(c)                                    consummation of a merger or consolidation of the Company with any other entity, other than:

i.                                            a merger or consolidation that:

A)                                       results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the merged or consolidated entity) 50% or more of the combined voting power of the voting securities of the resulting entity outstanding immediately after such merger or consolidation, and

B)                                         at least a majority of the members of the board of directors of the resulting entity were continuing directors at the time of the action of the Board of Directors of the Company approving the merger or consolidation; or

ii.                                       a merger or consolidation effected to implement a recapitalization of the Company or similar transaction in which no Acquiring Person is or becomes the “beneficial owner,” directly or indirectly of more than 50% of the combined voting power of the Company’s then outstanding securities; or

(d)                                   consummation of the sale or disposition by the Company of all or substantially all of its assets. “The sale or disposition by the Company of all or substantially all of its assets” means a sale or other disposition transaction or series of related transactions involving assets of the Company or of any Company affiliate (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefore or by such other method as the Board of Directors of the Company determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than 50% of the fair market value of the Company. For purposes of the preceding sentence, the “fair market value of the Company” will be the aggregate market value of the Company’s outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities plus the total of all debt outstanding. The aggregate market value of the Company’s common stock will be determined by multiplying the number of shares of the Company’s common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement (“Transaction Date”) with respect to the sale or disposition by the Company of all or substantially all of the Company’s assets by the average closing price for the Company’s common stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company will be determined in a manner similar to that prescribed in tine immediately preceding sentence for determining the aggregate market value of the Company’s common stock or by such other method as the Board of Directors of the Company determines is appropriate; or

(e)                                       approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

In all cases, the determination of whether a Change in Control has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Good Reason.” Good Reason will exist in the event that the Company, without the Executive’s written consent:

(a)                                       institutes a material adverse change in the Executive’s title or in the duties assigned to the Executive;

(b)                                      requires the Executive to relocate the Executive’s principal residence to a location outside of a reasonable commuting distance from the Twin Cities metropolitan area,

(c)                                       reduces the Executive’s annual base salary below the amount in effect immediately prior to the Change in Control;

(d)                                      materially reduces the aggregate monetary value of the Executive’s participation in, or payment or benefit under all incentive plans (other than equity plans), benefit plans, arrangements and perquisites, from the aggregate monetary value of those plans, arrangements or perquisites that were in effect immediately prior to the Change in Control; or

(f)                                      the failure of the Company to obtain the assumption of this Agreement by the acquirer of substantially all the assets of the Company in a transaction that constitutes a Change in Control.

3.                                            Termination by the Company other than for Cause or Resignation by the Executive for Good Reason after a Change in Control. If a Change in Control occurs and during the 24-month period following a Change in Control, the Company terminates the Executive’s employment for any reason other than Cause, or the Executive resigns employment for Good Reason, then the terms of Section 4 will apply. The Executive will have Good Reason to terminate employment if: (a) within 45 days following the Executive’s actual knowledge of the event which the Executive determines constitutes Good Reason, the Executive notifies the Company in writing that the Executive has determined a Good Reason exists and specifies the event creating Good Reason, and (b) following receipt of the notice, the Company fails to remedy the event within 45 days. If either condition is not met, the Executive will not have a Good Reason to terminate employment.

4.                                            Amounts or benefits provided by the Company pursuant to a termination other than for Cause or Resignation by the Executive for Good Reason after a Change in Control. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason as provided as provided in Section 3, and provided in either case that the Executive has executed a written release of any and all claims arising during the Executive’s employment in form acceptable to the Company and the rescission period specified therein has expired, the Company will pay or provide the following amounts or benefits to the Executive:

(a)                                       any accrued but unpaid annual base salary and any other form or type of compensation, benefit or perquisite that is vested or accrued at the date of termination of the Executive’s employment with the Company for services rendered to such date, and payment for any accrued paid time off in accordance with Company policy; and

(b)                                      the annual incentive bonus for that fiscal year at target performance (or if the target goals have not been set at the time of the Executive’s employment termination, then the target goals in effect for the prior fiscal year), waiving any other condition precedent, such as continued employment, multiplied by a fraction, the numerator of which is the number of days worked by the Executive in the bonus period prior to the termination of employment, and the denominator of which is the number of days in the bonus period, less any amount of any such incentive bonus that has been paid. The pro-rated incentive bonus will be payable and paid, however, only if senior management of the Company are paid a bonus based on achievement of goals at or above target for the year in which the termination occurs, and will be paid to the Executive at the same time and manner as the bonus is paid to other senior management of the Company; and

(c)                                       a severance payment equal to two (2) years, based upon the weekly equivalent of the Executive’s annual base salary in effect on the date of termination (without regard to any reduction that is in breach of this Agreement), unless otherwise as set forth in Section 6, to be paid in cash in a single sum within 30 days of the date of the Executive’s termination of employment;

(d)                                 the COBRA period for continuation of the Executive’s insurance coverage under the Company’s group plans will begin immediately after the termination of the Executive’s employment as set forth in this Section 4;

(e)                                  all outstanding stock options held by the Executive shall immediately become fully vested; and

(f)                                    the amount of any other benefits to which the Executive is legally entitled as of such date under the terms and conditions of any benefit plans of the Company in which the Executive is participating as of the date of termination (without regard to any reduction in such benefit that is in breach of this Agreement).

Except as provided in (a) through (f) above, the Company will have no further obligations under this Agreement.

5.                                            Limitation on Change in Control Payments. Executive shall not be entitled to receive any Change in Control Payment, which would constitute a “parachute payment” for purposes of Code Section 280G, or any successor provision, and the regulations thereunder. In the event any Change in Control Payment payable to Executive would constitute a “parachute payment,” Executive shall have the right to designate those Change in Control Payments which would be reduced or eliminated so that Executive will not receive a “parachute payment.” For purposes of this Section 5, a “Change in Control Payment” shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Executive under any arrangement which is considered contingent on a Change in Control for purposes of Code Section 280G, including, without limitation, any and all of the Company’s salary, bonus, incentive, restricted stock, stock option, equity-based compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement.

6.                                            Payments Subject to Code Section 409A. Notwithstanding anything herein to the contrary, if the Executive is designated as a “specified Executive” as defined in Code Section 409A and the regulations applicable thereto at the time any payment is due, any payments that would constitute “deferred compensation” under Code Section 409A will be paid on the 181” day following the Executive’s separation from service (as defined in Code Section 409A), and any delay in payment will accrue interest at the applicable federal short term rate as determined under Code Section 1274 in effect on the date payment was otherwise due.

7.                                            Withholding Taxes. The Company shall be entitled to deduct from all payments or benefits provided for under this Agreement any federal, state or local income and employmentrelated taxes required by law to be withheld with respect to such payments or benefits.

8.                                            Successors and Assigns. This Agreement shall inure to the benefit of and shall be enforceable by Executive, his/her heirs and the personal representative of his/her estate, and shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Company will require the transferee of any sale of all or substantially all of the business and assets of the Company or the survivor of any merger, consolidation or other transaction expressly to agree to honor this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such event had taken place. Failure of the Company to obtain such agreement before the effective date of such event shall be a breach of this Agreement and shall entitle Executive to the benefits provided in Sections 4 and 5 as if Executive had terminated employment for Good Reason following a Change in Control.

9.                                            Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. All notices to the Company shall be directed to the attention of the Board of Directors of the Company.

10.                                      Captions. The headings or captions set forth in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

11.                                      Governing Law. Even though the Company is a Delaware corporation, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

12.                                      Construction. Wherever possible, each term and provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any term or provision of this Agreement is invalid or unenforceable under applicable law, (a) the remaining terms and provisions shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the unenforceable term or provision.

13.                                      Amendment; Waivers. This Agreement may not be modified, amended, waived or discharged in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary or desirable to comply with Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.

14.                                      Entire Agreement. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between the Company and Executive with respect to the subject matter hereof, including but not limited to any negotiations, commitments, agreements or writings relating to any severance benefits payable to Executive, and constitutes the entire agreement and understanding between the parties hereto. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

15.                                      Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

16.                                      Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. Unless otherwise ordered by the arbitrator, the parties shall share equally in the payment of the fees and expenses of the arbitrator. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of the prevailing party’s costs and fees, including the arbitrator’s fees, and expenses, and the prevailing party’s travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

KIPS BAY MEDICAL, INC.

By:	/s/ Manuel A. Villafaña
Manuel A. Villafaña

Its:	Chairman/CEO

/s/ Randy LaBounty
Randy LaBounty